Exhibit 4.1

SIXTH SUPPLEMENTAL INDENTURE

Dated as of July 23, 2024

between

ROYAL BANK OF CANADA

and

The Bank of New York MelloN

(as successor to JPMorgan Chase Bank, National Association),

as Trustee

to

INDENTURE

Dated as of October 23, 2003

between

ROYAL BANK OF CANADA

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Trustee

Sixth Supplemental Indenture, dated as of July 23, 2024 (this “Sixth Supplemental Indenture”) between Royal Bank of Canada, a Canadian chartered bank (the “Bank”), having its corporate headquarters located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5 and its head office located at 1 Place Ville Marie, Montreal, Quebec, Canada H3C 3A9, and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, National Association, a national banking association, as Trustee (the “Trustee”), under the Senior Debt Indenture dated as of October 23, 2003 between the Bank and the Trustee (the “Senior Debt Indenture”) as amended by the First Supplemental Indenture dated as of July 21, 2006 (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of February 28, 2007, the Third Supplemental Indenture dated as of September 7, 2018 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture dated as of June 22, 2023 (the “Fourth Supplemental Indenture”) and the Fifth Supplemental Indenture dated as of June 22, 2023 (the “Fifth Supplemental Indenture,” and collectively with the Senior Debt Indenture and the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”). All capitalized terms used in this Sixth Supplemental Indenture and not otherwise defined herein have the meanings given such terms in the Indenture.

Recitals Of The Bank

Whereas, the Bank and the Trustee entered into the Indenture, pursuant to which one or more series of senior debt securities of the Bank may be issued from time to time; and

Whereas, Section 901(5) of the Indenture provides that the Bank and the Trustee at any time and from time to time, may enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee, to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision;

Whereas, the Bank wishes to make certain changes only to Securities issued on or after July 23, 2024 and not applying to, or modifying the rights of Holders of, any other Securities; and

Whereas, the Bank has requested that the Trustee execute and deliver this Sixth Supplemental Indenture; and all requirements necessary to make this Sixth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Securities, when executed by the Bank and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Bank, have been satisfied; and the execution and delivery of this Sixth Supplemental Indenture has been duly authorized in all respects.

Now, Therefore, in consideration of the covenants and other provisions set forth in this Sixth Supplemental Indenture and the Indenture, the Bank and the Trustee mutually covenant and agree with each other, and for the equal and proportionate benefit of the respective Holders of the applicable Securities from time to time, as follows:

ARTICLE I

PROVISIONS OF GENERAL APPLICATION

Section 1.1.     Effect of Sixth Supplemental Indenture on Indenture.

This Sixth Supplement Indenture is a supplement to the Indenture. As supplemented by this Sixth Supplemental Indenture, the Indenture is in all respects ratified, approved and confirmed, and the Indenture and this Sixth Supplemental Indenture shall together constitute one and the same instrument.

Section 1.2.     Counterparts.

This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

As provided in the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), this instrument may be executed by facsimile signature or other electronic signature complying with such Act.

Section 1.3.     Governing Law.

This Sixth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 1.4.     The Trustee.

The Trustee shall not be responsible in any matter whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Bank.

ARTICLE II

AMENDMENTS

Section 2.1.     Applicability.

Except as otherwise may be provided pursuant to Section 301 of the Indenture with respect to any particular Security issued on or after July 23, 2024, Section 2.2 of this Sixth Supplemental Indenture shall apply to Securities issued on or after July 23, 2024 and shall not apply to, or modify the rights of Holders or Beneficial Owners of, any Securities issued before July 23, 2024 , or any Security of any series created prior to the execution of this Sixth Supplemental Indenture.

Section 2.2.     Redemption of Securities.

a)	The second sentence in Section 1102 of the Indenture is hereby amended by replacing “60” with “30”.

b)	The first and second sentences of the first paragraph in Section 1103 of the Indenture are hereby amended by replacing each instance of “60” with “30”.

c)	The first sentence in Section 1104 of the Indenture is hereby amended by replacing “not less than 30 nor more than 60” with “not less than 5 nor more than 30”.

d)	The first sentence in Section 1105 of the Indenture is hereby amended by replacing “One Business Day prior to any Redemption Date” with “On the applicable Redemption Date”.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed, all as of the day and year first above written.

ROYAL BANK OF CANADA

By:	/s/ Jason Drysdale
Name: Jason Drysdale Title: Executive Vice-President and Treasurer

By:	/s/ Naeem Mirza
Name: Naeem Mirza Title: Vice-President, Financial Resource Optimization

THE BANK OF NEW YORK MELLON, (as successor to JPMorgan Chase Bank, N.A.) as Trustee

By:	/s/ Francine Kincaid Name: Francine Kincaid Title: Vice President